Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nurix Therapeutics, Inc. of our report dated February 15, 2024 relating to the financial statements, which appears in Nurix Therapeutics, Inc.'s Annual Report on Form 10-K for the year ended November 30, 2023.
/s/ PricewaterhouseCoopers LLP

San Jose, California
February 15, 2024